Exhibit 99.1

FOR IMMEDIATE RELEASE
December 2, 2019	NYSE American: REI

RING ENERGY, INC., ANNOUNCES COMPLETION OF FALL 2019 REDETERMINATION OF ITS SENIOR CREDIT FACILITY

Company Enters into Additional Hedges for 2020

Midland, TX. December 2, 2019 – Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) announced today it completed the scheduled fall 2019 redetermination evaluation of its $1 billion senior credit facility. The Company entered into an amendment to the senior credit facility as part of the scheduled fall redetermination. The amendment reaffirmed the immediate borrowing base at $425 million and required the Company, as it has been required in the past, to enter into additional hedges for 2020 and 2021. The next redetermination evaluation is scheduled for May 2020.

The Company announced it had entered into additional hedges for 2020 in the form of collars of WTI Crude Oil prices, with an offsetting put option (“floor”) and call option (“ceiling”). The new hedges are for a total of 3,500 barrels of oil per day (“BOPD”), bringing the total amount of oil hedged for 2020 to 5,500 BOPD. The following table provides the details of the new hedges that have been put in place:

BOPD	Put Price	Call Price
1,000	$50.00	$58.40
1,000	$50.00	$58.25
1,500	$50.00	$58.65

With the additional hedges in place, the 5,500 BOPD hedged by the Company for 2020 have a floor of $50.00 and an average ceiling of $61.06. Management stated they have satisfied the amendment requirements for 2020 and are actively watching the pricing for 2021 hedges and anticipate entering into hedges for 2021 in the near future.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018, its Form 10Q for the quarter ended September 30, 2019 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447